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                                                                    Exhibit 10.5

                              BETA SITE COOPERATION
                                    AGREEMENT

           Made and entered into as of the 30th day of November, 2001

                                    Between

                    OrganiTech USA, Inc.
                    a corporation organized and existing
                    under the laws of Delaware (U.S.A.)
                    with its principal place of business at
                    P.O. Box 212, Science Park, Nesher 36601, Israel (hereinafter referred to as the "Company")

                                                              the first part
                                                              --------------
                                      And

                    Agronaut Pte. Ltd.
                    a corporation organized and existing
                    under the laws of Singapore
                    with its principal place of business at
                    Lor. Chencharu, AVA Sembawang Research Station Singapore 769194
                    (hereinafter referred to as "Agronaut")

                                                              of the second part
                                                              ------------------
INTRODUCTION

A. The Company has developed and is the sole and exclusive owner of all rights pertaining to certain proprietary automated, self contained system for the production of vegetables and plants known as GrowTech 2000TM which is protected under United States Patent #6,243,987 and PCT patent pending #PCT/US00/23877, owned by Organitech's wholly owned subsidiary, Organitech Ltd. (hereinafter - the "Machine");

B. The Company and Agronaut wish to cooperate in creating a "Beta Site" in Singapore in which the Machine will be tried and tested for the growth and the development of growth protocols of various plants and vegetables;

C. The parties wish to provide for the terms and conditions of their "Beta Site cooperation;


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NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:
1.      PREAMBLE, SCHEDULES AND CAPTIONS

        The Preamble and Schedules to this Agreement constitute an integral part hereof. The Agreement's captions are provided for the sake of convenience only and shall not be used to construe the provisions hereof.

2.      DEFINITIONS

        In this Agreement each of the following terms shall have the meaning provided for herein;

        "Company" -   shall mean the Company (OrganiTech U.S.A. Inc. and/or
                      (and/or its wholly owned Israeli subsidiary Organitech
                      Israel Ltd.)

        "Territory" - shall mean the geographical territory of Singapore,
                      Japan, China, Indonesia, Malaysia, Thailand, Hong-Kong, Taiwan, Brunei, Palau, East Timor, South Korea and Micronesia;

        "Term" - shall mean the period as provided for in Section 4 hereunder;

        "Machine/s" - shall mean the proprietary automated, self contained system for the growing vegetables and plants known as GrowTech 2000TM or its derivatives which is protected under United States Patent #6,243,987, owned by the Company's wholly owned subsidiary, OrganiTech Ltd.;

        "Program"   - shall mean the beta site detailed operational program
                      jointly prepared by the parties and submitted to the Israel Singapore Fund, a copy of which is attached as Exhibit "A" hereto.

3.      BETA SITE

        3.1. "Prior to the signing of this Agreement, Agronaut made a conditional purchase of two Machines from The Company.

        3.2. The parties hereby agree that the Machines will be used by Agronaut for the operation of the Beta Site, i.e. for trial, testing and experimentation of the Machines' operation and the growth and development of growth protocols of vegetables and plants suitable for production by the Machines in the Territory, all in accordance with the provisions and details of the Program (the "Beta Site").



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        3.3.   Both parties hereby undertake to provide all the funding required for the operation of the Beta Site all in accordance with the budget provided for in the schedule attached as Exhibit A hereto.

        3.4. The Company shall cooperate with and reasonably assist Agronaut with its experience and know how regarding the operation of the Beta Site, the Machines and the implementation of the Program.

4.      TERM

        This Agreement shall be for a period commencing from the date hereof and shall terminate at such time when the implementation of the Program has been completed in accordance with the time schedule provided for therein.

5.      PROPRIETARY RIGHTS

        5.1. It is hereby specifically agreed and acknowledged by Agronaut that all of the proprietary rights and copyrights whatsoever in and with respect to any intellectual property assets which shall be derived from the Beta Site, including, without limitation, any technology, know how, data and any other related technology and/or Documentation pertaining to plants and vegetables growth protocols which shall be tried or developed in the Beta Site (the "Beta Site IP") are vested in, owned by and belong solely and exclusively to the Company, and that Agronaut never had, does not have, nor shall ever claim to have any such proprietary right or copyright in and with respect to the Beta Site IP. Agronaut hereby undertakes not to assert, contest or dispute the validity of, or contest the Company's proprietary rights and ownership of the Beta Site IP or of any patents, copyrights, trademarks, trade names (whether registered or not, or the Company's registration thereof) pertaining thereto.

        5.2. For the avoidance of any doubt it is hereby additionally specifically agreed and acknowledged by Agronaut that all of the proprietary rights and copyrights whatsoever in and with respect to the Machines, and any related technology and/or Documentation and data pertaining thereto, are vested in, owned by and belong solely and exclusively to the Company, and that Agronaut never had, does not have, nor shall ever claim to have any such proprietary right or copyright in and with respect to the Machines, and any related technology and/or Documentation and data pertaining thereto. Agronaut hereby undertakes not to assert, contest or dispute the validity of, or contest the Company's ownership of any patents, copyrights, trademarks, trade names, whether registered or not, or the Company's registration thereof, or the Company's proprietary rights therein.



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6.      LICENSE TO USE THE BETA SITE IP IN THE TERRITORY

        6.1. In consideration for the fulfillment of Agronaut's undertakings and obligations provided for under the provisions of this Agreement and specifically the funding and completion of the Beta Site Program by Agronaut, the Company hereby grants to Agronaut an exclusive free of charge license to use the Beta Site IP in the Territory for a period of 25 years commencing from the date hereof or for the entire term of the distribution relationship between the parties, whichever term shall be longer.

               For the purpose hereof and the term "Beta Site IP" shall mean any information, know how, data and documentation pertaining to the growth protocols of the GrowTech 2000 machines developed at the Beta Site and the term "use" shall include the commercial and business exploitation thereof.

        6.2. For the avoidance of any doubt it is hereby clarified that the Company, being the proprietary rights owner of the Beta Site IP shall be entitled to use the Beta Site IP without any limitation anywhere outside the Territory at the Company's sole and exclusive discretion. For the purpose hereof the term "use" shall include the commercial and business exploitation thereof.

        6.3. Notwithstanding the above, should the Company wish to use the Beta Site IP or any part thereof within the Territory, the Company may, at its sole and exclusive discretion and without any limitation, do so, or may at its sole and exclusive discretion and without any limitation, grant others the right to do so, provided that in such a case the Company shall pay or cause to be paid to Agronaut a one time charge constituting 1% (one percent) of the sale price (Ex-factory price, exclusive of shipping and insurance charges) actually collected by the Company for each Machine which, used or will utilize the Beta Site IP or any part thereof.

7.      CONFIDENTIALITY

        Each party hereby acknowledges that as a result of its business relationship with the other party, such party may have access to proprietary materials of the other party. Company and Agronaut each agree and undertake to do their utmost and to take all necessary precautions to prevent transfer of such confidential information to unauthorized parties.



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8.      RELATIONSHIP OF PARTIES

        8.1. Each party hereto acts as an independent contractor on its own account and responsibility. The relationship established between the Company and the Agronaut by this Agreement is solely that of independent contractors. Each party is an independent dealer and is in no way the agent or legal representative of the other party and no employee of any of the parties shall be considered to be an employee of the other party for any purposes whatsoever.

        8.2. Neither party is authorized to, and shall not assume any obligation of any kind, express or implied, on behalf of the other party. Neither party shall make any representation to anyone contrary to the provisions of this paragraph.

9.      TERMINATION

        9.1. Each party hereto shall have the right to terminate this Agreement at its sole discretion at any time upon the occurrence of any one or more of the following events:

               9.1.1. If the other party fails to meet its obligation to fund and complete the implementation of the Beta Site Program in accordance with the provisions and details thereof.

               9.1.2. If the other party attempts to or in fact transfers or assigns any of its rights, liabilities or obligations under this Agreement to any other third party without the prior consent of the other party to this agreement; or

               9.1.3. If the other party substantially breaches any other terms or conditions of this Agreement, and fails to remedy such breach to the full satisfaction of the other party within 30 days after receiving from the Company a demand to do so; or

               9.1.4. If the other party makes any assignment for the benefit of creditors or a general arrangement with creditors commits any act of bankruptcy or files a petition under any bankruptcy or insolvency law, or if such a petition filed against him is not dismissed within 60 days or if either party discontinues business or adopts a resolution providing for dissolution or liquidation.

        9.2. In no event shall any termination of this Agreement affect any rights or obligations accrued or existing at the time of such termination or arising out of such termination.



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10.     GENERAL TERMS AND CONDITIONS

        10.1.  Severability

               If any provision of this Agreement shall be declared void, the validity of any other provision and of the entire Agreement shall not be affected thereby.

        10.2.  Proper Law and Jurisdiction

               This Agreement shall be exclusively governed by, and shall be construed exclusively in accordance with the laws of the Republic of Singapore and the competent court of Singapore shall have the exclusive jurisdiction over any dispute or controversy with respect to this Agreement, including, without limitation, its existence, interpretation, execution and implementation.

        10.3.  Governing Language

               The Agreement is in the English language only, which language shall control in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either party hereto.

        10.4.  Waiver

               The failure at any time of either party to enforce any of the provisions of the Agreement, or any right with respect thereto or to exercise any option herein provided, will in no way be construed to be a waiver of such provisions, rights or options, or in any way to affect the validity of this Agreement.

        10.5.  Complete Agreement

               The provisions herein contained set forth the entire Agreement of the parties with respect to the subject matter hereof, and supersede all previous communications, representations or agreements, whether oral or written, with respect to the subject matter hereof, and no addition to or modification of this Agreement shall be binding upon either party unless reduced to writing and signed by both parties hereto.



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        10.6.  Notices

               Any notice required or authorized to be given hereunder shall be served by hand delivery or by certified letter return receipt requested or by facsimile addressed to the Company or the Agronaut (as the case may be), at the following addresses:

               To the Company:    OrganiTech USA, Inc.
                                  P.O. Box 212, Science Park,
                                  Nesher 36601, Israel
               Attention:         Mr. Lior Hessel
                                  Fax: 972-4-8308344
                                  e-mail liorh@organitech.com

               To Agronaut:       Agronaut Pte Ltd
                                  Lorong Chencharu,
                                  AVA Sembawang Research Station
                                  Singapore 769194

               Attention:         Mr. Jason Lim / Christina Khoo
                                  Fax: 8516539
                                  e-mail agronaut@pacific.net.sg

               Any notice delivered by hand shall be deemed to have been served upon delivery.

               Any notice given by letter shall be deemed to have been served seven (7) days after the same shall have been posted, not including the day of posting, and any notice given by facsimile shall be deemed to have been served on the day of sending the message.

               Proof that such letter was properly addressed and put into the post, and in the case of telex that the message was sent to the correct facsimile number, shall be conclusive evidence of service. Notices required by this Agreement shall be addressed to any other address as may from time to time be specified by either party by written notice to the other.

IN WITNESS WHEREOF, the parties have executed this Agreement.


/s/ Lior Hessel                         /s/ Jason Lim
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OrganiTech USA, Inc.                    Agronaut Pte. Ltd.

By: /s/ Lior Hessel                     BY: /s/ Jason Lim
-------------------------               -----------------------
    (the "Company")                         (Agronaut)